Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND REPLACED WITH “ [***]” BECAUSE IT IS NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT PETVIVO HOLDINGS, INC. TREATS AS PRIVATE OR CONFIDENTIAL.

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (this “Agreement”) is effective as of January 1, 2024 (the “Effective Date”) by and between PetVivo Holdings, Inc (“Vendor”) and Covetrus North America, LLC, a Delaware limited liability company, (“Distributor” and together with Vendor collectively, the “Parties,” and each individually, a “Party”).

RECITALS

WHEREAS, Vendor desires to appoint Distributor, and Distributor desires to be appointed, to distribute Products of Vendor in the Territory (as defined below), pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I - APPOINTMENT

Section 1.01 Appointment. Subject to the terms and conditions of this Agreement, Vendor hereby appoints Distributor on a non-exclusive basis and Distributor hereby accepts such appointment, as Vendor’s distributor with the right to promote, market, distribute and sell the products specifically identified on Exhibit A (the “Products and Price List”) within the United States of America, including the District of Columbia and all its possessions and territories, with the exception of Puerto Rico (the “Territory”) during the term of this Agreement.

Section 1.02 Term. This Agreement shall take effect as of the Effective Date and, subject to the provisions of Section 6.01, shall continue in force for an initial period of one year (the “Initial Term”). Thereafter, the Term shall automatically renew for successive renewal Terms of one year (each a “Renewal Term” and collectively with the Initial Term, the “Term”), unless either Party notifies the other, in writing, of its intent not to renew the Term of this Agreement at least 30 days prior to the end of the then-current Term.

Article II - DISTRIBUTION

Section 2.01 Duties of Distributor. Distributor shall use commercially reasonable efforts to promote, market, distribute and sell the Products to customers in the Territory.

Section 2.02 No Minimum Purchase Obligations. This Agreement imposes no minimum purchase obligations for Products on Distributor. Notwithstanding the foregoing, Distributor shall purchase a minimum initial stocking order of [***] and [***] or each [***]. Purchase orders subsequent to the initial stocking order shall be in master cases of [***]

Section 2.03 Promotional Materials. Subject to the terms of this Agreement, Distributor shall use sales and technical literature as well as promotional artwork and training materials provided by Vendor. Distributor may alter such materials or develop any other materials in connection with the marketing and distribution of Products (including but not limited to product brochures and sales aids), subject to Vendor’s review and prior written approval.

Section 2.04 Vendor Service Level Commitment. Vendor must provide Distributor with a report of Vendor’s “On Time Fill Rate” calculated quarterly by dividing (a) the total number of lines of Products shipped to Distributor within the Lead Time, by (b) the total number of lines of Products ordered by Distributor with those Lead Times. “Lead Time” means the number of days or the delivery date on Distributor’s ordered for those Products. The Parties will calculate and review the On Time Fill Rate report at the end of each calendar quarter. The Parties will review the Lead Times for each Product SKU of the Vendor on a quarterly basis.

Section 2.05 EDI. Vendor shall exchange data with Distributor through the Electronic Data Interchange (“EDI”) using, without limitation, the following transaction sets: (i) 810 Invoice, (ii) 850 Purchase Order; (iii) 855 Purchase Order Acknowledgments; and (iv) 856 Advanced Ship Notice/Manifest (including, without limitation, purchase order number, carrier, expected delivery date and location, item description and quantities, and cost). Specific data fields and any other requirements will be communicated in writing by Distributor to Vendor from time to time. If Vendor fails to use all required EDI transaction sets, then Distributor will invoice and Rev. Jul 2022 bill Vendor 1% of the invoice amount from Distributor’s payment of that invoice for each EDI transaction that Vendor has failed to implement until Vendor begins using that EDI transaction set.

Section 2.06 Veterinary Use Only Product. The Products are for veterinary use only and cannot be sold to individuals or entities that are not or do not include licensed veterinarians. Therefore, home delivery services are not applicable for the Products since such Products are administered through intra-articular injection only.

Article III - PAYMENT

Section 3.01 Pricing.

(a) Price List. Vendor will offer the Products to Distributor at the price(s) set forth on Exhibit A. Vendor reserves the right, in its sole discretion, upon [***] days advance written notice to Distributor, to change the prices listed on the Price List. In each case in which the prices on the Price List are changed by Vendor, Vendor shall deliver to Distributor a revised Price List, which will be deemed a part of this Agreement; provided, that no price change shall affect orders submitted to Vendor prior to such change. In addition, Vendor will provide Distributor the incentives described in Exhibit A.

(b) Payment Terms. Distributor must pay all amounts due and payable with respect to a Product to be delivered by Vendor net [***], from the later of Distributor’s receipt of Product or Distributor’s receipt of Vendor’s invoice for that Product. All payments to Vendor under this Agreement shall be made, at Distributor’s option, EDI, Automated Clearing House (ACH), or electronic wire transfer to an account designated by Vendor in writing from time to time. Distributor will invoice and bill to Vendor an administrative fee equal to [***] of the invoice amount to cover costs trace sales reporting.

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Section 3.02 Delivery, Risk of Loss, NDSC Logistics Fee.

(a) Delivery and Risk of Loss. Legal title to and risk of loss of all Products purchased by Distributor hereunder will be transferred to Distributor upon Products being accepted by Distributor at Distributor’s warehouse. If any Products are damaged during shipment to Distributor or are otherwise defective, Distributor shall notify Vendor and provide reasonable substantiation of that damage or defect. At Distributor’s election, Vendor shall either promptly deliver substitute Products to Distributor or issue Distributor a full credit for the same.

(b) Standard Shipping. All orders will be FOB Distributor’s warehouse as identified on Distributor’s purchase order (which warehouse locations are identified on Exhibit B to this Agreement).

Section 3.03 Product Transfers and Overages. If applicable, should Vendor fail to obtain proper licensing for any state and Distributor must transfer Product between its distribution centers to satisfy customer orders as a result of that failure, then Vendor must pay Distributor a fee equal to [***] of the cost of the Product that must be transferred during the period for which Vendor does not have proper licensing. Payment shall be made within [***] of receipt of Distributor’s claim for payment. In addition, Vendor must pay any freight costs for any Product overages shipped by Vendor to any Distributor distribution center or customer location that must be returned to Vendor.

Section 3.04 Floor Stock Adjustment. Vendor agrees to provide a floor stock adjustment when Vendor decreases price of an item and Distributor has inventory on hand or on order at the old price. Any floor stock adjustment is equal to the difference in old versus new price multiplied by the amount of inventory on hand or on order at the old price.

Section 3.05 Product Expiration. Distributor may return any unsold Products within [***] before Product’s expiration date (if any) and Vendor shall promptly provide to Distributor a [***] for the cost of such returned Product at [***]. In an effort to reduce the occurrence of expiration of Product, Distributor shall use its best efforts to implement first in first out (“FIFO”) inventory management.

Section 3.06 Sales Reporting. So long as Vendor is in good standing, Distributor shall report certain data to Vendor regarding the sales of the Products (“Sales Data”) to veterinary practices on a mutually agreed format and time. The Sales Data shall include, but may not be limited to, (i) veterinary clinic and/or veterinarian name, (ii) clinic and/or veterinarian business address, (iii) date of invoice, (iv) order number and (v) number of Product units delivered to clinic and/or veterinarian. This Sales Data shall be used only for internal tracking and regulatory purposes, including production scheduling and inventory management, regulatory quality control documenting and monitoring, and to calculate any vendor payables owed to Distributor. Distributor may report to Animalytix data regarding the sales of the Products.

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Article IV - WARRANTIES, INDEMNIFICATION, INSURANCE, & OPERATIONS

Section 4.01 Vendor’s Representations, Warranties, and Covenants. Vendor hereby represents, warrants and covenants that:

(a) Vendor is in compliance and shall continue to comply with all applicable laws, ordinances, regulations, rules, codes, orders and requirements, in the Territory, including without limitation the U.S. Federal Food, Drug and Cosmetic Act (collectively, “Legal Requirements”), including maintaining any applicable licenses and registrations, compliance with respect to any marketing, promotion, distribution and sale of the Products, and making filings with appropriate governmental authorities and disclosing reportable transactions with practitioners and other relevant parties with respect to any marketing, promotion, distribution and sale of the Products whether directly or on Vendor’s behalf;

(b) Vendor has proper legal title to the Products and that all information provided with the Products is complete and accurate; and

(c) Each Product delivered by Vendor or its authorized distributor(s) or agents (including direct and indirect shipments or electronic transmissions to Distributor’s veterinary customers) to or for Distributor:

(i) at the time of each shipment or delivery, complies with Legal Requirements regarding adulteration, misbranding and articles prohibited from interstate commerce;

(ii) is not adulterated, misbranded or otherwise prohibited by any Legal Requirements;

(iii) Is adequately contained, packaged and labeled, and conform to the claims and affirmations of fact made on any container or label, or in any applicable advertisement issued by Vendor;

(iv) has a remaining shelf-life for a period of at least 18 months from the date of delivery to Distributor.

(v) is free from defects in materials and workmanship and perform in accordance with published specifications related to veterinary medical device use; and

(vi) is merchantable and fit for its intended purpose for veterinary medical device use.

Section 4.02 Indemnification. Vendor shall indemnify, defend and hold Distributor harmless for and against any and all liabilities, losses, damages (including, actual, punitive and exemplary damages), claims, costs and expenses, interest, awards, judgments and penalties (including attorneys’ fees and expenses) suffered or incurred by Distributor arising or resulting from any:

(a) claim of trademark, trade dress, trade secret, copyright, patent or other intellectual property infringement relating to any Product (except to the extent arising or resulting from intellectual property supplied by Distributor);

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(b) product liability claim relating to any Product, with the exception of product liability claims due to the negligent or willful misconduct of the Distributor;

(c) breach by Vendor of any obligation to Distributor or any inaccuracy of any written representation made by Vendor to Distributor;

(d) negligent or willful action or omission of Vendor or any of its agents, employees, representatives, successors or assigns in connection with the manufacture, development, sale, distribution, storage or dispensing of the Products;

(e) action for the recall or seizure of the Products; or

(f) claim of false, misleading or deceptive advertising or similar claims relating to the Products.

Section 4.03 Limitation of Liability. EXCEPT FOR INDEMNIFICATION OBLIGATIONS UNDER SECTION 4.02 OR ANY BREACH OF SECTION 7.01 (NON-DISCLOSURE), IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL (INCLUDING, WITHOUT LIMITATION, LOST PROFITS), SPECIAL OR PUNITIVE DAMAGES FOR ANY CLAIM HEREUNDER RESULTING FROM ANY CAUSE WHATSOEVER, WHETHER BASED IN CONTRACT, NEGLIGENCE, STRICT LIABILITY, OTHER TORT OR OTHERWISE REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Section 4.04 Insurance. Vendor must maintain during the term of this Agreement (and if any policy is on a claims-made and reported form, for three years thereafter) comprehensive “occurrence” general liability insurance, including “occurrence” product liability, contractual liability insurance and advertising injury coverage, with minimum limits of liability of [***]. Upon Distributor’s request, Vendor shall deliver to Distributor a certificate thereof with “Covetrus North America, LLC and affiliates” named as an additional insured thereon. Such insurance must insure against all Products and must include United States territory and jurisdiction. Insurance coverage must be procured from an insurance company bearing an AM Best Rating of no less than B+ or a S&P Rating of no less than BBB. Distributor must be given at least 30 days’ notice of cancellation or expiration of this insurance.

Section 4.05 Adverse Events; Recalls.

(a) Adverse Events and Product Complaints. Distributor shall report to Vendor any adverse event, and/or product complaint, involving animals associated with any Product, whether or not considered to be product related, and whether or not used according to the label. In addition, Vendor shall report all product/manufacturing defects or product complaints (any communication that alleges deficiencies related to the identity, quality, purity, durability, reliability, safety, effectiveness, or performance) involving the Product distributed by Distributor to Distributor. A reportable event may also include an environmental or residue-related observation. These events should be reported by each party to the other party within three days and will provide the following information:

(i) Reporter: name, address and phone number of animal owner and/or veterinarian;

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(ii) Event: summary of what happened, when, concurrent treatments, how the reaction was treated and outcome of reaction, details of the alleged product complaint;

(iii) Animal: species, breed, age, weight, number treated, number reacted, number died, other health problems, state of health at time of reaction;

(iv) Product: therapy dates, duration dosage, reason for use, administered by whom and lot number; and

(v) Product Complaint: any communication that alleges deficiencies related to the identity, quality, purity, durability, reliability, safety, effectiveness, or performance of a distributed Product.

(b) Recall Expense Reimbursement. In the event of a recall, Distributor will invoice Vendor for any and all costs associated with those services Distributor provides as mutually agreed upon by the parties in the execution of the manufacturer’s recall including but not limited to, identification and sequestering of any recalled inventory still in-house, data mining to identify accounts that purchased recalled Product(s) and providing such data to the Vendor and/or contacting the affected accounts with specific instructions on what to do with that recalled Product, providing freight collection services to have the Product returned to Distributor (if applicable), warehousing and managing returned inventory according to the parameters of the recall, return shipping to the Vendor or Vendor’s designated recall processing designee, issuing customer credits for returned Product when applicable, and handling the expense reimbursement (receivable) for any and all services provided by Distributor in facilitating Vendor’s recall. Once invoiced, Vendor shall reimburse Distributor net 30 days. Delinquent reimbursement payments will be assessed a late fee of [***] per month ([***] annually).

Section 4.06 No Compensation or Conflicts of Interest. Vendor shall not provide any compensation or other benefit to Distributor’s employees without the prior written consent of Distributor and agrees to promptly disclose any financial relationships between Vendor and any Distributor employee which may give rise to a conflict of interest between such employee and Distributor.

Article V - INTELLECTUAL PROPERTY

Section 5.01 Definition. “Intellectual Property” means all trademarks, trade dress and related logos, graphical representations, copyrightable works and other protectable intellectual property. The Intellectual Property of Vendor related specifically to the Products that Vendor licenses to Distributor under this Agreement, includes, but is not limited to, the trademarks set forth in Exhibit C.

Section 5.02 Intellectual Property Use. Vendor grants Distributor a non-exclusive, non-transferable and royalty-free right and license to use Vendor’s Intellectual Property, and used on or in reference to the Products in connection with the advertising, promotion, marketing, distribution and sale of the Products in the Territory in accordance with this Agreement.

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Section 5.03 Images of Products for On-Line Use. Vendor will provide Distributor with images of Products from time to time at Distributor’s reasonable request for Distributor’s use under the terms of this Agreement.

Section 5.04 Trademark Use & Ownership. Vendor shall retain exclusive ownership of all Trademarks, and Distributor’s use of the Trademarks shall be for the sole purpose of performing its responsibilities under this Agreement and shall inure to the benefit of Vendor. Vendor shall not use in any manner any name, trade name, trademark or service mark of Distributor without the prior written consent of the Distributor.

Section 5.05 Post-Expiration/Termination Use. Upon expiration or termination of this Agreement, if Vendor does not repurchase Distributor’s entire inventory of Products remaining on hand at Vendor’s selling price to Distributor, then Distributor shall have the right to continue to use the Trademarks to sell any such remaining inventory of Products.

Article VI - TERMINATION

Section 6.01 Termination. Notwithstanding the terms of Section 1.02, this Agreement may be terminated as follows:

(a) Without Cause. Distributor or Vendor may terminate this Agreement, without cause, by notifying the Vendor of termination, in writing, at least [***] days before the end of the Initial Term or the then current Renewal Term, in which case this Agreement shall terminate upon the expiration of the Initial Term or Renewal Term.

(b) With Cause. Either Party may terminate this Agreement, with cause, effective immediately, by giving written notice to the other Party if:

(i) the other Party fails to pay any amount due under this Agreement on the due date for Payment and remains in default not less than {***] days after being notified in writing to make such payment;

(ii) the other Party commits a material breach of any other term of this Agreement which breach is irremediable or, if such breach is remediable, fails to remedy that breach within a period of [***] days after being notified in writing to do so;

(iii) the other party should file a petition of any type as to its bankruptcy, be declared bankrupt, become insolvent, make an assignment for the benefit of its creditors, go into liquidation or receivership, cease to function as a going concern, cease to conduct its operations in the normal course of business or otherwise lose legal control of its business, or should the other party or a substantial part of its business come into the control of one or more third parties other than those in control as of the date of this Agreement;

(iv) the other Party suspends or ceases, or threatens to suspend or cease, carrying on all or a substantial part of its business; or

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(v) the other Party is excused by a Force Majeure Event as defined in Section 9.01 and such event has lasted for more than ninety (90) consecutive days.

Section 6.02 No Liability. Neither party, by reason of the termination of this Agreement, shall be liable to the other for compensation, reimbursement or damages because of any loss of anticipated sales/rentals or prospective profits or because of expenditures, investments, leases, property improvements or other matters related to the business or goodwill of the parties.

Article VII - CONFIDENTIAL INFORMATION

Section 7.01 Non-Disclosure. Vendor and Distributor acknowledge that in the performance of their duties hereunder each may obtain access to Confidential Information (as defined below) of the other. Vendor and Distributor agree that, during the Term of this Agreement and for a period of two years after the termination of this Agreement, unless specifically permitted in writing by the other party, each will (x) retain in confidence and not disclose to any third party, and (y) use only for the purpose of carrying out their duties hereunder, any such Confidential Information. As used herein, the term “Confidential Information” means any information, or data, whether of a business or scientific nature and whether in written, oral or tangible form, relating to Vendor’s and Distributor’s business or potential business or its research and development activities, not generally available to or known to the public, and not otherwise known to the receiving party, that is disclosed to or learned by the other party pursuant hereto. Confidential Information does not include, however, information which (a) was available to the receiving party on a non-confidential basis prior to its disclosure by the disclosing party or its representative; (b) becomes available to the receiving party on a non-confidential basis from a person other than the disclosing party or its representatives who are not otherwise bound by a confidentiality agreement with the disclosing party or any of its representatives; (c) was independently developed or discovered by the receiving party; (d) has come within the public domain through no fault of, or action by, the receiving party or its representatives; or (e) which is required by law to be disclosed. For the avoidance of any doubt, such confidentiality restrictions on Vendor include, but are not limited to, disclosure of Distributor’s sales information to any third party which aggregates sales information/data for the production of industry market reports or analysis. It is understood that money damages would not be sufficient for any breach if this provision by either party or their representatives, and the parties agree that each party shall be entitled to equitable relief, including, without limitation, injunction and specific performance in the event of any breach of this provision.

Article VIII - MISCELLANEOUS

Section 8.01 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware as applicable to contracts made and to be performed in that state, without regard to conflicts of laws principles and without reference to conflict of laws principles and excluding the 1980 United Nations Convention on Contracts for the International Sale of Goods. The parties irrevocably submit to the jurisdiction and venue of the federal courts sitting in the state and federal courts in the State of Delaware, for the purpose of any suit, action or proceeding arising out of this agreement. The parties hereby irrevocably waive any and all defenses to the jurisdiction and venue of the aforesaid courts, including without limitation a motion to dismiss venue and the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding.

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Section 8.02 Force Majeure. If a Party is prevented, hindered or delayed in performing its obligations under this Agreement by an event not reasonably foreseeable which is due to a cause beyond such Party’s control which renders performance of that Party’s obligations impossible or so difficult and costly as to be commercially unreasonable, then, upon giving written notice thereof to the other Party, such Party shall be released from any liability on its part for the performance of its obligations under this Agreement (except for any obligation to pay amounts due and owing hereunder). During any such period that the performance by one Party under this Agreement has been suspended, the other Party may likewise suspend the performance of its obligations hereunder to the extent it is commercially reasonable to do so.

Section 8.03 Independent Parties. Each party is acting under this Agreement as an independent contractor. This Agreement does not make either party the employee, partner, agent or legal representative of the other party for any purpose whatsoever. Neither party is granted any right or authority to assume or to create any obligation, liability or responsibility, express or implied, on behalf of or in the name of the other party.

Section 8.04 Notices. All notices or communications given or required under this Agreement shall be in writing and shall be effective upon the earlier of: (i) actual receipt; or (ii) the next business day following deposit with a nationally recognized overnight courier service with any delivery fees pre-paid and addressed to the Party at the address set forth on the signature page of this Agreement (or at such other address as may have been designated by written notice).

Addresses for Notice:

If to Vendor:

PetVivo Holdings, Inc

5151 Edina Industrial Blvd.

Suite 575

Edina, MN 55439

Attn: Randall A. Meyer, Chief Operating Officer

With a copy to:

PetVivo Holdings, Inc.

5151 Edina Industrial Blvd.

Suite 575

Edina, MN 55439

Attn: John F. Dolan, General Counsel

If to Distributor:

Covetrus North America, LLC

400 Metro Place

North Dublin, OH 43017

With a copy to:

Covetrus, Inc.

12 Mountfort Street

Portland, Maine USA 04101

Attn: Legal Department

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Section 8.05 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

Section 8.06 Exhibits. This Agreement has Exhibits A, B, and C, each of which forms an integral part of this Agreement and is made a part hereof by reference.

Section 8.07 Entire Agreement; Amendment; Waiver. This Agreement, including its Exhibits, reflects the entire agreement between Vendor and Distributor concerning the subject of this Agreement and supersedes all other prior and contemporaneous agreements between the parties. This Agreement may be amended only by an instrument in writing signed by both parties which expressly refers to this Agreement and specifically states that it is intended to amend it. The failure of either party to enforce at any time any of the provisions of this Agreement will not be construed to be a waiver of such provision or of the right of that party to subsequently enforce any such provision.

Section 8.08 Binding Effect. This Agreement will become effective only after it is signed on behalf of both parties. Thereafter, the Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement may be executed (including by electronic transmission) in two or more counterparts, each of which when taken together shall constitute one and the same. This Agreement is binding on Vendor and Distributor, and their respective successors and assigns and shall inure to the benefit of the other party, its successors and assigns and to the benefit of its officers, directors, agents and employees.

Section 8.09 Survival. Sections 3.05, 4.01-4.05, 5.04, 5.05, 7.01 and 8.01 survive termination or expiration of this Agreement for any reason.

Article IX - GOVERNMENT APPROVALS, REGULATORY INQUIRIES,
AND PRODUCT COMPLAINTS/REPORTS

Section 9.01 Government Approvals. The Parties shall be responsible for obtaining and maintaining all regulatory approvals and any amendment or supplements required, if any to fulfill their own obligations hereunder.

Section 9.02 Regulatory Inquiries. Each Party shall promptly inform the other Party of the existence and substance of any inquiry or investigation related to Products initiated by any government authority or certification agency that may reasonably be anticipated to affect either Party’s ability to fulfill their obligations hereunder or that may reasonably be related to potential end user or patient safety concerns.

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Section 9.03 Regulatory Inspections and Information. To the extent required by law or at its reasonable discretion, each Party shall each permit all governmental authorities and certification agencies the reasonable right to inspect their respective facilities at which the Products or any components of them are handled, stored, shipped, and all records related to them. Both Parties shall reasonably assist such governmental authorities and certification agencies with such inspections. Each Party shall promptly notify the other of all such inspections related to or affecting the Products, and shall use reasonable efforts to provide the other Party the opportunity to be present at such inspections and shall use reasonable efforts, time of the essence, to comply with the government authority or certification agency requests for one Party to produce information that this confidential in nature to the disclosing Party, which as end user customer companies and contact information and location of the Products, Confidential Information and intellectual property and provided pursuant to this Section shall be solely used for the strict and limited purpose of complying with the government authority or certification agency requests or mandates, and shall not be used by the receiving Party for any commercial use, and shall be protected as Confidential Information under this Agreement.

Section 9.04 Product Complaints/Reports. Each Party shall promptly provide the other Party notice of any information regarding real or potential defects and complaints about the Products or would reasonably be material to the safety of them for their intended use. Each Party shall reasonably cooperate with the other in sharing any information that may constitute a complaint related to the Products. The Parties shall further use reasonable efforts to assist one another in investigating and correcting any problems that end user customers may experience with the Products, and implement any corrective action or communication. Vendor shall reimburse Distributor for the cost and expense incurred in the performance of those actions.

Section 9.05 Affirmative Action and Nondiscriminatory Obligations by U.S. Federal Contractors and Subcontractors. The following provisions are applicable to this Agreement and must be included in any subcontracts awarded involving this Agreement if Products or services under this Agreement are sold to the U.S. federal government.

This contractor and subcontractor shall abide by the requirements of 41 CFR Sections 60-1.4(a), 60-300.5(a) and 60-741.5(a). These regulations prohibit discrimination against qualified individuals based on their status as protected veterans or individuals with disabilities, and prohibit discrimination against all individuals based on their race, color, religion, sex, or national origin. Moreover, these regulations require that covered prime contractors and subcontractors take affirmative action to employ and advance in employment individuals without regard to race, color, religion, sex, national origin, protected veteran status or disability.

Notice of Employee Rights Under Federal Labor Laws. The Parties incorporate into this Agreement, as applicable, the obligations regarding the notice of employee rights under federal labor laws found at 29 CFR Part 471, Appendix A to Subpart A, and will incorporate those obligations into all applicable subcontracts as required by 29 CFR Part 471. For contracts of $100,000 or more, the contractor and subcontractor must file VETS-100A reports by September 30 of each year, or any applicable extension deadline that U.S. Department of Labor Veterans’ Employment and Training Service (VETS) announces. (41 CFR Part 61-300).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on and as of the date first written above.

PetVivo Holdings, Inc		COVETRUS NORTH AMERICA, LLC

By:	/s/ John Lai	By:	/s/ Chris Brattelli

Name:	John Lai	Name:	Chris Brattelli

Title:	Chief Executive Officer	Title:	Vice President, Strategic Partnership and Supplier Relations

Date:	December 18, 2023	Date:	December 18, 2023

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